EXHIBIT 99.3

FORM OF LETTER TO SECURITY DEALERS, COMMERCIAL BANKS,

TRUST COMPANIES AND OTHER NOMINEES

SECOND SIGHT MEDICAL PRODUCTS, INC.

Subscription Rights to Purchase Shares of Common Stock

Offered Pursuant to Subscription Rights Distributed to Stockholders

of Second Sight Medical Products, Inc.

[•], 2016

To Security Dealers, Commercial Banks,

Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the “Rights Offering”) by Second Sight Medical Products, Inc. (“Second Sight”) of shares of Common Stock (as such term is defined below), pursuant to non-transferable subscription rights (the “Rights”) distributed to all holders of record (the “Record holders”) of shares of Second Sight common stock, no par value (the “Common Stock”), at 5:00 p.m., New York City time, on [March __, 2016 (the “Record Date”). The Rights and Common Stock are described in the offering prospectus dated [•], 2016 (the “Prospectus”).

In the Rights Offering, Second Sight is offering up to an aggregate of [          ] shares of Common Stock, as described in the Prospectus, that will be determined at the Expiration Date based on the Subscription Price as defined below.

The Rights will expire, if not exercised prior to 5:00 p.m., New York City time, on [                ] __, 2016, unless extended (the “Expiration Date”). Any Rights that are not exercised prior to 5:00 p.m., New York City time, on the Expiration Date will expire, have no value and cease to be exercisable for shares of Common Stock.

As described in the accompanying Prospectus, each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to one Right for each share of Common Stock owned by such beneficial owner at 5:00 p.m., New York City time, on the Record Date. Each Right will allow the holder thereof to invest $0.55 toward the purchase of shares of Common Stock of the Company (the “Basic Subscription Right”) at the cash price of $4.25 or 85% of the closing price of shares of our common stock at its primary exchange on [April] __, 2016 whichever is lower, per full share (the “Subscription Price”). The number of shares that you will obtain from your subscription will equal the result of the accepted dollar amount of your investment divided by the Subscription Price, rounded down to the nearest share.  For example, if a Record Holder owned 100 shares of Common Stock as of 5:00 p.m., New York City time on the Record Date, it would receive 100 Rights and would have the right to invest $0.55 for each share of Common Stock it owns as of the Record Date at the Subscription Price. If you have invested $55, and if on the expiration date of the Rights Offering the closing price of our common stock is $4.00 per share, the Subscription Price will be $3.40 ($3.40 constitutes 85% of $4.00), you would receive a rounded down 16 shares and a refund of $0.60. If you have invested $55, and if on the expiration date of the Rights Offering the closing price of our common stock is $6.00 per share, the Subscription Price will be $4.25 and you would receive a rounded down 12 shares and a refund of $4.00.

The number of shares subscribed is subject to reduction as a result of Tax Attribute Considerations as described in the Prospectus.

If a holder purchases all of the shares of common stock available to it pursuant to its Basic Subscription Right, it may also exercise an over-subscription privilege (the “Over-Subscription Privilege”) to invest additional amount to purchase a portion of any shares of Common Stock that are not purchased by stockholders through the exercise of their Basic Subscription Right (the “Unsubscribed Shares”), subject to the availability and pro rata allocation of the Unsubscribed Shares among all persons exercising this Over-Subscription Privilege. To the extent the Unsubscribed Shares are not sufficient to satisfy all of the properly exercised Over-Subscription Privileges, then the Unsubscribed Shares will be prorated among those who properly exercised Over-Subscription Privilege based on the amount each person invested under the Basic Subscription Right. If this pro rata allocation results in any person receiving a greater number of Unsubscribed Shares than the person paid for pursuant to the exercise of the Over-Subscription Privilege, then such person will be allocated only that number of Unsubscribed Shares for which the person was entitled to oversubscribe, and the remaining Unsubscribed Shares will be allocated among all other persons exercising the Over-Subscription Privilege on the same pro rata basis described above. The proration process will be repeated until all Unsubscribed Shares have been allocated or all Over-Subscription Privilege have been fulfilled, whichever occurs earlier.

Each Record holder will be required to submit payment in full for all the shares it wishes to buy with its Over-Subscription Privilege. Because we will not know the total number of Unsubscribed Shares prior to the expiration of the Rights Offering, when the Subscription Price is determined, if a Record holder wishes to maximize the number of shares it may purchase pursuant to the Record holder's Over-Subscription Privilege, the Record holder will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of shares of Common Stock available to the Record holder, assuming that no stockholders other than such Record holder purchases any shares of Common Stock pursuant to their Basic Subscription Right and Over-Subscription Privileges. Fractional shares of Common Stock resulting from the exercise of the Over-Subscription Privileges will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the Subscription Agent will be returned, without interest, as soon as practicable.

Second Sight can provide no assurances that each Record holder will actually be entitled to purchase the number of shares of Common Stock issuable upon the exercise of its Over-Subscription Privilege in full at the expiration of the Rights Offering.

Second Sight will not be able to satisfy a Record Holder's exercise of the Over-Subscription Privilege if all of the stockholders exercise their Basic Subscription Right in full, and we will only honor an Over-Subscription Privilege to the extent sufficient shares of Common Stock are available following the exercise of subscription rights under the Basic Subscription Right.

The Rights will be evidenced by a non-transferable Rights certificate (the “Rights Certificate”) registered in the Record Holder's name or its nominee and will cease to have any value at the Expiration Time.

You will not receive certificates evidencing the Rights for which you are the Nominee Holder. Rather, your Rights will be credited to your account electronically through the Depository Trust Company (“DTC”). All Rights are non-transferable, meaning that you may not sell, transfer or assign your Rights to anyone else.

We are asking persons who hold shares of Common Stock beneficially and who have received the Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who wish to obtain a separate Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Rights Certificate be issued.

Please notify, as soon as possible, any beneficial owners of Common Stock of the Rights Offering and the procedures and deadlines that must be followed to exercise their Rights. If you exercise the Over-Subscription Privilege on behalf of beneficial owners of Rights, you will be required to certify to Broadridge Corporate Issuer Solutions Inc., the subscription agent for the Rights Offering (the “Subscription Agent”), and the Company, with respect to each such beneficial owner, as to (i) the number of Rights held, (ii) the aggregate number of Rights that have been exercised, (iii) the amount being invested pursuant to the Basic Subscription Rights, (iv) whether the Basic Subscription Rights of such beneficial owner have been exercised in full and (v) the amount, if any, being invested pursuant to the Over-Subscription Privilege by such beneficial owner.

Any commissions, fees, taxes or other expenses will be for the account of the holder of the Rights, and none of such commissions, fees, taxes or expenses will be paid by the Company or the Subscription Agent. The Company will pay all reasonable fees charged by the Subscription Agent.

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Enclosed are copies of the following documents:

1.    Prospectus;

2.    Instructions as to the use of Second Sight Medical Products, Inc. Rights Certificates (including a Notice of Guaranteed Delivery for Rights Certificates Issued by Second Sight Medical Products, Inc. and Guidelines for Request for Taxpayer Identification Number and Certification on Substitute Form W-9);

3.    A form of letter which may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee, with an attached form of instruction;

4.    Form of Beneficial Owner Election Form

5.    Form of Nominee Holder Election Form; and

6.    A return envelope addressed to the Subscription Agent.

Your prompt action is requested. To exercise the Rights, you should deliver copies of properly completed and signed Rights Certificate [and Nominee Holder Election Form], with payment of the Subscription Price in full for for the entire amount invested pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Rights Certificate and Nominee Holder Election Form with payment of the Subscription Price, including final clearance of any checks, prior to the Expiration Time. A Rights holder cannot revoke the exercise of its Rights. Rights not exercised prior to the Expiration Time will expire. Do not send the Rights Certificate, Nominee Holder Election Form or payment to the Company.

The properly completed and duly executed Rights Certificate and Nominee Holder Election Form, accompanied by full payment of the aggregate Subscription Price, must be received by the Subscription Agent before 5:00 p.m., New York City time, on the Expiration Date. Failure to return the properly completed Rights Certificate and Nominee Holder Election Form with the correct and complete payment will result in your not being able to exercise the Rights held in your name on behalf of yourself or other beneficial owners. All exercises of subscription rights are irrevocable. Rights not exercised before 5:00 p.m., New York City time, on the Expiration Date will expire, have no value and cease to be exercisable for shares of Common Stock.

Additional copies of the enclosed materials may be obtained from Broadridge Corporate Issuer Solutions, Inc., the Information Agent. The Information Agent's telephone number is (855) 793-5068 (toll free). Any questions or requests for assistance concerning the rights offering should be directed to the Information Agent.

Very truly yours,

Second Sight Medical Products, Inc.

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